EXHIBIT 15

                               GATHERING AGREEMENT


     This Agreement is made and entered into this 29th day of May, 1987, by and between Mesa Operating Limited Partnership ("Mesa") and Colorado Interstate Gas Company ("CIG"), to be effective August 1, 1987.

     WHEREAS, Mesa and CIG have been involved in various disputes concerning the operation of and the charges made to Mesa by CIG regarding the West Panhandle Field Gathering System (the "Gathering System"), through which natural gas which is produced under the agreement, as amended and supplemented, entered on January 3, 1928, between Canadian River Gas Company, as predecessor in interest to CIG, and Amarillo Oil Company, as predecessor in interest to Mesa (the "'B' Contract") is gathered and delivered; and

     WHEREAS, the parties have resolved their disputes and have agreed upon the appropriate gathering fees to be charged in the past, and the method of calculating such fees in the future, for gathering and delivering such gas through the Gathering System; and

     WHEREAS, the parties have agreed upon certain procedures to be followed in order to avoid the recurrence of certain disputes regarding the operation of the Gathering System in the future;

     NOW, THEREFORE, Mesa and CIG, in consideration of mutual promises, covenants, releases and agreements contained herein, do agree as follows:

                                       I.

     For all natural gas delivered through the Gathering System to Mesa or its predecessor, Amarillo Oil Company, under the 'B' Contract for the period commencing October 1, 1984, through the Settlement Date as determined pursuant to the Agreement of Compromise and Settlement between the parties (the "Settlement Date"), the amounts which Mesa or its predecessor, Amarillo Oil Company, has paid to CIG shall be considered to be full and complete compensation for such gathering services. No further amounts shall be payable by Mesa, nor shall any refunds be owed by CIG, for such gathering services during such period, except for volumes delivered prior to the Settlement Date for which payment has not been made by that date. Mesa and CIG agree that Mesa shall pay CIG, as full and complete compensation for such volumes delivered, at the same rate per Mcf that Mesa has been paying for deliveries during prior months in 1987, without regard to amounts invoiced by CIG.

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                                       II.

     CIG shall deliver to Mesa at the inlet to the Fain Processing Plant or such alternate delivery point as Mesa shall request (subject to CIG's right to reject such request, in whole or in part, in the reasonable exercise of its discretion giving due consideration to the interests of both parties), the natural gas Mesa is entitled to receive under the 'B' Contract. For all such deliveries to Mesa for the period from the Settlement Date through December 31, 1989, the gathering fee payable by Mesa to CIG shall be 44 cents per Mcf.


                                      III.

     For all natural gas produced under the 'B' Contract and delivered through the Gathering System to Mesa on and after January 1, 1990, CIG shall calculate a gathering fee which will be based upon its annual costs, which shall be the sum of (a) its actual, direct out-of-pocket expenses (including all taxes not related to income taxes) reasonably incurred in operating the Gathering System;
(b) 20% of such actual, direct out-of-pocket expenses to compensate CIG for general and administrative expenses; (c) depreciation on the original cost of the Gathering System at the applicable depreciation rate for gathering facilities owned by CIG, as approved in a final order of the Federal Energy Regulatory Commission (the "FERC"), with such depreciation not to accumulate beyond the gross plant cost; and (d) a return (including taxes relating to return on equity) on net book value (original cost less accumulated depreciation for the Gathering System) at the applicable overall rate of return provided to CIG in a final order of the FERC. Items (c) and (d) will be adjusted retroactively, as appropriate, to reflect the effect of any final order of the FERC. Mesa shall provide its prorata share of fuel actually used at its own cost (including any necessary facilities) for the gathering of all gas delivered to Mesa, and such fuel so provided by Mesa shall not be included in CIG's calculations of cost in operating the Gathering System. Mesa and CIG shall pursue with diligence the obtaining of any necessary regulatory approvals to carry out the terms of this Article III. CIG shall calculate and Mesa shall pay to CIG each month a gathering fee for the volumes gathered for Mesa and redelivered from the Gathering System during that month. Such gathering fee shall be estimated for each Mcf so delivered on the basis of the prior year's actual costs, as set forth above, divided by the total volumes of gas gathered and redelivered through the Gathering System for the prior year. Such estimate shall take into account any significant known and measurable changes expected to occur during the next billing year, if so agreed to by both parties. The estimated billing basis will be furnished to Mesa on or before November 20th of the prior year. On or before the April 30th succeeding each billing year, CIG shall account to Mesa for actual costs and volumes, with any necessary payment by one party to the other party due 30 days after such accounting is received by Mesa.

                                       IV.

     In the event that the FERC shall allocate or assign costs, by a final order in any proceeding involving rates charged by CIG, to deliveries of natural gas to Mesa through the Gathering System, or otherwise treat the gathering fee payable by Mesa, as if the gathering fee were greater than the amount otherwise payable by Mesa to CIG, Mesa shall increase as of the effective date of the FERC

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action the fee payable to CIG by an amount equal to 50 percent of the  increase, as allocated to Mesa in the determination of CIG's rates. In the event that such final order of the FERC shall have the effect of treating the gathering fee as if it were greater than 20 cents per Mcf more than the gathering fee otherwise payable by Mesa to CIG under this Agreement, then Mesa, upon request by CIG, agrees to meet with CIG and enter into good-faith negotiations to determine what new arrangements, if any, are equitable and reasonable under the circumstances in existence.


                                       V.

     CIG shall operate the Gathering System in a fair and equitable manner as a prudent operator and without undue discrimination so as to reasonably assure that Mesa receives in the natural gas and drip liquids, if any, delivered to Mesa an average Btu content ("Delivered Btu") representative of the average Btu content found in the natural gas produced from all wells committed under the 'B' Contract ("'B' Contract Btu"). In the event that the Delivered Btu during any fiscal year exceeds two percent (2%) greater or less than the 'B' Contract Btu during that fiscal year, CIG shall correct the imbalance in the Delivered Btu to the extent such imbalance exceeds two percent greater or less than the 'B' Contract Btu by delivering natural gas containing a higher or lower average Btu content than that contained in the 'B' Contract Btu during the next fiscal year and thereafter until such time as the imbalance has been reduced to within such two percent of the average. To the extent any additional facilities are reasonably necessary to correct such imbalance, Mesa shall have the option to request the installation of such facilities, provided that Mesa agrees to reimburse CIG for all costs reasonably incurred in constructing and installing same. If Mesa chooses not to request installation of such facilities, CIG's obligation to Mesa, if any, to deliver natural gas containing Delivered Btu within two percent (2%) of the 'B' Contract Btu shall be suspended to the extent such additional facilities are necessary.


                                       VI.

     CIG acknowledges that Mesa is involved in a pending lawsuit. (Mapco Westpan, Inc. v. Pioneer Corp., Case No. 62,922-A, 47th Judicial District Court, Potter County, Texas). CIG agrees, based upon Mesa's claims of ownership to certain drip liquids asserted in such lawsuit, to collect such drips, over which it has control, on a monthly basis, and to use reasonable efforts for the marketing of such drips to achieve the highest net value. As soon as reasonably possible, CIG agrees to file with the District Court of Potter County, Texas, an appropriate interpleader action wherein CIG shall tender on a continuing basis the net revenues attributable to the sale of such drips, into the registry of such Court; and petition such Court to ascertain the lawful owner of such drips and the revenues attributable thereto. In consideration of CIG's filing the interpleader suit as required herein, Mesa hereby agrees to defend, indemnify, and hold CIG harmless from and against any and all claims, damages, losses, causes of actions, judgments or other actions, including costs of suit and attorneys fees, if any, which may arise directly from the interpleader suit to be filed by CIG, and which may be brought about, through and by virtue of, claims and/or demands with Mapco Westpan, Inc., its predecessors and successors in interest allege to have suffered as a result of the denial to it of the possession of the drips as aforesaid. Upon the conclusion of such interpleader action, CIG and Mesa shall enter into a new arrangement, if applicable, consistent with the court's judgment.

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                                      VII.

     CIG and Mesa shall keep records sufficient to document requests or nominations by Mesa for gas deliveries from CIG, and deliveries by CIG to Mesa. Each party shall have the right at all reasonable times to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any request or nomination, statement, payment calculation or determination made pursuant to the provisions of this Agreement. If any error shall be discovered, proper adjustment and correction thereof shall be made and any refunds due shall be made as promptly as practicable thereafter.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their duly authorized representatives as of the date first written above.

                                      MESA OPERATING LIMITED PARTNERSHIP

                                      By:      Pickens Operating Co.,
                                               General Partner



                                      By:   /s/   Paul W. Cain
                                            ----------------------------
                                               Paul W. Cain
                                               President


                                      COLORADO INTERSTATE GAS COMPANY



                                      By:   /s/   Michael Morris
                                            ----------------------------
                                               Michael Morris
                                               President

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